UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 19, 2008

RenaissanceRe Holdings Ltd.

(Exact name of registrant as specified in its charter)

Bermuda	001-14428	98-014-1974
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Renaissance House 8-20 East Broadway, Pembroke Bermuda	HM 19
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (441) 295-4513

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Amendment No. 2 to Employment Agreement with Neill A. Currie

On November 19, 2008, RenaissanceRe Holdings Ltd. (the “Company”) entered into an amendment to that certain amended and restated employment agreement dated as of February 22, 2006, and amended as of March 1, 2007, which governs Neill A. Currie’s employment with the Company (the “Currie Agreement”). The purpose and intent of this amendment, attached hereto as an exhibit, is to cause the Currie Agreement to satisfy the documentary compliance requirements under Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”).

In May 2008, the Company entered into amendments to the employment agreements with the Company’s named executive officers (other than Mr. Currie) for purposes of compliance with Section 409A (the “Form of 409A Amendments”). While substantially similar to the employment agreements with the other named executive officers, the Currie Agreement differs in certain respects that require additional revisions to comply with Section 409A. As with the Form of 409A Amendments, the amendment to the Currie Agreement provides for a payment schedule for tax reimbursement payments that complies with the payment provisions of Section 409A and also contains certain other clerical amendments to satisfy technical requirements under Section 409A. In addition, the amendment to the Currie Agreement changes the time and form of certain payments upon a separation from service in order to satisfy the requirement under Section 409A that an agreement subject to Section 409A not designate more than one time and form of payment for a given payment event. Specifically, as was the case prior to the amendment upon an involuntary termination by the Company without “cause” or a voluntary termination for “good reason”, the Currie Agreement as amended provides for a lump sum payment, within ten days following a termination by reason of disability or a voluntary termination without “good reason”, of the cash component of Mr. Currie’s severance benefit representing a percentage of base salary.

Form of Amendment to Employment Agreements for Executive Officers

As a company doing business in Bermuda, certain deferred compensation arrangements with the Company’s employees are potentially subject to Section 457A of the Code (“Section 457A”). Pursuant to Section 801(d) of the Emergency Economic Stabilization Act of 2008, however, deferred amounts that are attributable to services performed prior to 2009 are not subject to Section 457A to the extent they are taken into income by the recipient in the later of 2017 and the year in which such amounts are no longer subject to a “substantial risk of forfeiture” for purposes of such Code section. In light of the potential impact of Section 457A on the previously approved terms of the employment agreements with the Company’s named executive officers, the Company’s Board of Directors approved the form of amendment to such agreements attached as an exhibit hereto (the “Form of 457A Amendment”).

The Form of 457A Amendment provides for the payment of certain cash amounts which are due to the respective executive on the earlier of a qualifying termination and December 31, 2017 (or in the event a qualifying termination occurs prior to December 31, 2017, but the entirety of such amount is not yet paid to executive by such date, the payment of the portion remaining unpaid as of December 31, 2017, will be accelerated to such date). In the event an executive receives any portion of the amount in an accelerated manner on December 31, 2017, and is subsequently terminated by the Company for “cause” or violates the terms and conditions of the agreement (including the restrictive covenants), the executive will be required to repay to the Company such accelerated portion.

Item 9.01. Financial Statements and Exhibits.

(c)    Exhibits.

The following exhibits are filed as part of this report:

Exhibit #	Description
10.1	Amendment No. 2 to the Employment Agreement with Neill A. Currie

10.2	Form of Amendment to Employment Agreements for Executive Officers

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RENAISSANCERE HOLDINGS LTD.

Date: November 25, 2008	By:	/s/ Stephen H. Weinstein
	Name:	Stephen H. Weinstein
	Title:	General Counsel, Corporate Secretary & Chief Compliance Officer

INDEX TO EXHIBITS

Exhibit #	Description
10.1	Amendment No. 2 to the Employment Agreement with Neill A. Currie

10.2	Form of Amendment to Employment Agreements for Executive Officers